Exhibit 99.1

Shaw Successfully Concludes Hart-Scott-Rodino Process for Sale of Energy & Chemicals Business

BATON ROUGE, La.--(BUSINESS WIRE)--August 6, 2012--The Shaw Group Inc. (NYSE: SHAW) today announced it was informed by the Federal Trade Commission of the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the pending sale of its Energy & Chemicals business. Termination of the waiting period is one of the last remaining hurdles to completing the sale of the business to Technip, which was announced May 21, 2012. Both parties are targeting a closing by the end of August.

Shaw anticipates that the sale will result in sale proceeds of approximately $300 million, subject to working capital adjustments. As previously communicated, with the sale of its Energy & Chemicals business, Shaw expects its adjusted cash balance at Aug. 31, 2012, to approximate $1.3 billion.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2011 annual revenues of $5.9 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2011, February 29, 2012, and May 31, 2012, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com